Exhibit 99.1


Investor Contact:                                             Media Contact:
Emma Jo Kauffman                                              Andrea Ewin Turner
615-855-5525                                                  615-855-5209


DOLLAR GENERAL REPORTS EARNINGS FOR THE THIRD QUARTER OF 2002

GOODLETTSVILLE, Tennessee - November 26, 2002 - Dollar General Corporation
(NYSE: DG) today reported net income for the third quarter of fiscal 2002 of $68.6 million, or $0.20 per diluted share, an increase of 46.7 percent compared to net income of $46.7 million, or $0.14 per diluted share, in the third quarter of fiscal 2001. In the third quarter of 2002, the Company recorded approximately
$24.3 million of net restatement-related pre-tax income, primarily from insurance proceeds. In the third quarter of 2001, the Company incurred restatement-related expenses of $9.3 million. Excluding the restatement-related items from both years, net income during the current year third quarter was $53.2 million, or $0.16 per diluted share, compared to net income of $52.5 million, or $0.16 per diluted share, in the comparable prior year quarter.

Net sales during the third quarter increased 14.4 percent to $1.50 billion compared to $1.31 billion in the third quarter of 2001. The increase resulted primarily from 591 net new stores and a same-store sales increase of 5.2 percent. Gross profit during the quarter was $428.6 million, or 28.6 percent of sales versus $381.2 million, or 29.1 percent of sales during the comparable period in the prior year. Excluding the restatement-related items noted above, selling, general and administrative expenses for the quarter were $334.4 million, or 22.3 percent of sales, in the current year, versus $285.8 million, or 21.8 percent of sales, in the prior year.

Net income for the 39-week year-to-date period was $156.9 million in fiscal
2002, or $0.47 per diluted share, compared to $110.1 million, or $0.33 per diluted share, as of the third quarter of fiscal 2001. Excluding net restatement-related items from both years, year-to-date net income increased
16.5 percent to $141.6 million, or $0.42 per diluted share, in fiscal 2002 compared to net income of $121.5 million, or $0.36 per diluted share, in the comparable prior year period. Year-to-date net sales increased 16.2 percent, including a same-store sales increase of 7.2 percent.

"We have made progress in implementing our operational initiatives to improve store level execution and customer service," said Don Shaffer, Acting CEO, President and COO. " We are particularly pleased with the success of our inventory management initiatives resulting in improved inventory turns to 3.4 times compared to 3.1 times a year ago. These initiatives have also had a significant impact on our improved operating cash flows. However, in the quarter we were unable to achieve the desired leverage on operating expenses and our physical inventory results continue to be unacceptable. Despite the somewhat disappointing results of the third quarter, we are still hopeful that we can achieve the low end of our net income guidance for the year, which was an increase in net income excluding restatement-related items of 13 to 15 percent.
To do so, we must have a strong profit performance in December. Given the uncertain retail environment, that strong performance is not assured."

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As of November 23, Dollar General had completed its fiscal 2002 store openings with a total of 620 new stores. The Company plans to open 650 stores in fiscal
2003. As of November 1, 2002, Dollar General operated 6,076 neighborhood stores in 27 states with distribution centers in Florida, Kentucky, Mississippi, Missouri, Ohio, Oklahoma and Virginia.

Dollar General will host a conference call today at 5 p.m. EST to discuss the quarter's results. The passcode for the conference call is "Dollar General." If you wish to participate, please call (484) 630-6177 at least 10 minutes before the conference call is scheduled to begin. The call will also be broadcast live online at www.dollargeneral.com. A replay of the call will be available online
          ----------------------
or by dialing 402-998-1172 until midnight EST Friday, December 6.

This press release contains forward-looking information, including but not limited to information regarding annual earnings guidance. The words "believe,"
"anticipate," "project," "plan," "expect," "estimate," "objective," "forecast,"
"goal," "intend," "will likely result," or "will continue" and similar expressions generally identify forward-looking statements. The Company believes the assumptions underlying these forward-looking statements are reasonable;
however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements. A number of factors may result in actual results differing from such forward-looking information including, but not limited to:
the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance);
transportation and distribution delays or interruptions, including, but not limited to, the impact of the recent management lockout of the west coast dockworkers and any ongoing work slowdown on the economy and on the Company's ability to receive inventory; inventory risks due to shifts in market demand;
changes in product mix; interruptions in suppliers' businesses; costs and potential problems and interruptions associated with implementation of new or upgraded systems and technology; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism;
temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores; and the impact of the SEC inquiry related to the restatement of certain of the Company's financial statements.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

                                      # # #

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                                              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                                                    Selected Additional Information

                                                   Sales by Category (in thousands)
                                                              (Unaudited)

                                            Quarter Ended                                     39 Weeks Ended
                            ----------------------------------------------     --------------------------------------------
                              November 1,      November 2,          %            November 1,      November 2,         %
                                 2002              2001          Change             2002             2001          Change
                            ---------------    --------------   ---------      ---------------  ---------------  ----------
Highly consumable                 $ 959,873         $ 796,271          21%         $ 2,703,617      $ 2,255,342          20%
Hardware and seasonal               196,213           185,028           6%             627,303          538,913          16%
Basic clothing                      154,366           148,617           4%             443,287          410,448           8%
Home products                       187,250           179,209           5%             566,634          532,180           7%
                            ---------------    --------------    ---------     ---------------  ---------------   ----------
   Total sales                   $1,497,702       $ 1,309,125          14%         $ 4,340,841      $ 3,736,883          16%



                                               New Store Activity for the 39 Weeks Ended
                                                              (Unaudited)

                                                             39 Weeks Ended                        39 Weeks Ended
                                                            November 1, 2002                      November 2, 2001
                                                    ---------------------------------      -------------------------------
Beginning store count                                             5,540                                 5,000
New store openings                                                 575                                   523
Store closings                                                     39                                    38
Net new stores                                                     536                                   485
Ending store count                                                6,076                                 5,485
Total selling square footage (000's)                             41,011                                37,136

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

                                                       Customer Transaction Data
                                                              (Unaudited)

                                                           Quarter Ended                           39 Weeks Ended
                                                ------------------------------------      --------------------------------
                                                   November 1,          November 2,        November 1,        November 2,
                                                      2002                 2001               2002               2001
                                                 --------------        -------------     --------------      ------------
Same-store customer transactions                      6.5%                 7.0%               6.2%               5.5%
Average customer transaction                          $8.31                $8.35              $8.33              $8.25

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


                                              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                                                 Condensed Consolidated Balance Sheets
                                                            (In thousands)


                                                                         November 1,        February 1,       November 2,
                                                                            2002               2002              2001
                                                                         (Unaudited)                          (Unaudited)
                                                                      ------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents......................................       $    37,101       $   261,525       $    74,819
   Merchandise inventories........................................         1,249,120         1,131,023         1,133,215
   Deferred income taxes..........................................            43,095           105,091            90,307
   Other current assets...........................................            61,077            58,408            48,600
                                                                         -----------       -----------       -----------
         Total current assets.....................................         1,390,393         1,556,047         1,346,941
                                                                         -----------       -----------       -----------
   Property and equipment, at cost................................         1,581,427         1,473,693         1,454,268
   Less accumulated depreciation and amortization.................           581,162           484,778           456,478
                                                                         -----------       -----------       -----------
         Net property and equipment...............................         1,000,265           988,915           997,790
                                                                         -----------       -----------       -----------
   Merchandise inventories........................................               -                 -             116,000
   Other assets...................................................            20,506             7,423             8,535
                                                                         -----------       -----------       -----------
         Total assets.............................................       $ 2,411,164       $ 2,552,385       $ 2,469,266
                                                                         ===========       ===========       ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term obligations.......................       $    15,834       $   395,675       $   391,089
   Accounts payable...............................................           410,426           322,463           381,843
   Accrued expenses and other.....................................           246,815           253,413           223,508
   Income Taxes...................................................               -                 -              10,492
   Litigation settlement payable..................................               200           162,000           162,000
                                                                         -----------       -----------       -----------
         Total current liabilities................................           673,275         1,133,551         1,168,932
                                                                         -----------       -----------       -----------
Long-term obligations.............................................           502,498           339,470           347,174
Deferred income taxes.............................................            45,040            37,646              -

Shareholders' equity:
   Preferred stock................................................               -                 -                -
   Common stock...................................................           166,691           166,359           166,302
   Additional paid-in capital.....................................           313,023           301,848           300,622
   Retained earnings..............................................           714,800           579,265           492,473
   Accumulated other comprehensive loss...........................            (1,382)           (3,228)           (3,552)
                                                                         -----------       -----------       -----------
                                                                           1,193,132         1,044,244           955,845
   Less other shareholders' equity................................             2,781             2,526             2,685
                                                                         -----------       -----------       -----------
         Total shareholders' equity...............................         1,190,351         1,041,718           953,160
                                                                         -----------       -----------       -----------
         Total liabilities and shareholders' equity...............       $ 2,411,164       $ 2,552,385       $ 2,469,266
                                                                         ===========       ===========       ===========
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


                              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                        Condensed Consolidated Statements of Income (Unaudited)
                            (Amounts in thousands except per share amounts)


                                                                      13 Weeks Ended
                                           ---------------------------------------------------------------------
                                               November 1,        % of            November 2,          % of
                                                  2002          Net Sales            2001            Net Sales
                                           ------------------  -----------  --------------------- --------------
Net sales................................  $     1,497,702        100.0%         $   1,309,125          100.0%
Cost of goods sold.......................        1,069,119         71.4                927,944           70.9
                                           ---------------        -----          -------------          -----
     Gross profit........................          428,583         28.6                381,181           29.1
Selling, general and administrative
expenses.................................          335,152         22.4                295,103           22.5
Litigation settlement and related
proceeds.................................          (25,041)        (1.7)                  -               -
                                           ---------------        -----          -------------          -----
     Operating profit....................          118,472          7.9                 86,078            6.6
Interest expense, net....................           11,537          0.8                 11,480            0.9
                                           ---------------        -----          -------------          -----
     Income before income taxes..........          106,935          7.1                 74,598            5.7
Provision for income taxes...............           38,365          2.6                 27,861            2.1
                                           ---------------        -----          -------------          -----
     Net income..........................   $       68,570          4.6%          $     46,737            3.6%
                                           ===============        =====          =============          =====

Earnings per share:
     Basic...............................   $       0.21                          $       0.14
                                           =============                         =============
     Diluted.............................   $       0.20                          $       0.14
                                           =============                         =============
Weighted average shares:
     Basic...............................        333,227                               332,491
                                           =============                         =============
     Diluted.............................        334,970                               334,857
                                           =============                         =============
Dividends per share......................   $       .032                          $       .032
                                           =============                         =============

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

                            DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                      Condensed Consolidated Statements of Income (Unaudited)
                          (Amounts in thousands except per share amounts)


                                                                    39 Weeks Ended
                                       -------------------------------------------------------------------------
                                          November 1,                          November 2,
                                              2002         % of Net Sales         2001          % of Net Sales
                                       -----------------  ----------------- -----------------  -----------------
Net sales............................   $    4,340,841          100.0%      $   3,736,883           100.0%
Cost of goods sold...................        3,144,539           72.4           2,702,994            72.3
                                       -----------------  ----------------- -----------------  -----------------
     Gross profit....................        1,196,302           27.6           1,033,889            27.7
Selling, general and administrative
expense..............................          946,123           21.8             823,162            22.0
Litigation settlement and related
proceeds.............................          (29,541)          (0.7)              -                  -
                                       -----------------  ----------------- -----------------  -----------------
     Operating profit................          279,720            6.4             210,727             5.7

Interest expense, net................           33,306            0.8              35,037             1.0
                                       -----------------  ----------------- -----------------  -----------------
     Income before income taxes......          246,414            5.7             175,690             4.7
Provision for taxes on income........           89,554            2.1              65,620             1.8
                                       -----------------  ----------------- -----------------  -----------------
     Net income......................   $      156,860            3.6%       $    110,070             2.9%
                                       =================  ================= =================  =================
Earnings per share:
     Basic...........................   $       0.47                         $       0.33
                                       =================                    =================
     Diluted.........................   $       0.47                         $       0.33
                                       =================                    =================
Weighted average shares:
     Basic...........................        332,986                              332,136
                                       =================                    =================
     Diluted.........................        335,180                              335,148
                                       =================                    =================
Dividends per share..................   $       .096                         $       .096
                                       =================                    =================

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


                                            DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                                    Condensed Consolidated Statements of Cash Flows (Unaudited)
                                                          (In thousands)


                                                                                         39 Weeks Ended
                                                                               -------------------------------------
                                                                                  November 1,         November 2,
                                                                                     2002                2001
                                                                              ------------------  ------------------
Cash flows from operating activities:
   Net income                                                                    $   156,860        $   110,070
   Adjustments to reconcile net income to net
      cash provided by operating activities:
        Depreciation and amortization                                                102,302             92,104
        Deferred income taxes                                                         68,424             (5,795)
        Tax benefit from stock option exercises                                        2,278              5,243
        Litigation settlement                                                       (161,800)                 -
        Change in operating assets and liabilities:
          Merchandise inventories                                                   (118,097)          (236,980)
          Other current assets                                                        (2,774)            (3,732)
          Accounts payable                                                            87,963             84,581
          Accrued expenses and other                                                   6,968             (1,195)
          Other                                                                      (14,124)            (2,549)
                                                                              ------------------  ------------------
              Net cash provided by operating activities                              128,000             41,747
                                                                              ------------------  ------------------
Cash flows from investing activities:
   Purchase of property and equipment                                               (104,727)          (100,184)
   Proceeds from sale of property and equipment                                          379                230
                                                                              ------------------  ------------------
              Net cash used in investing activities                                 (104,348)           (99,954)
                                                                              ------------------  ------------------
Cash flows from financing activities:
   Net borrowings under revolving credit facilities                                  168,400                  -
   Repayments of long-term obligations                                              (393,378)            (8,925)
   Payments of cash dividends                                                        (31,972)           (31,910)
   Proceeds from exercise of stock options                                             4,844             11,557
   Other financing activities                                                          4,030                 (6)
                                                                              ------------------  ------------------
              Net cash used in financing activities                                 (248,076)           (29,284)
                                                                              ------------------  ------------------

Net decrease in cash and cash equivalents                                           (224,424)           (87,491)
Cash and cash equivalents, beginning of period                                       261,525            162,310
                                                                              ------------------  ------------------
Cash and cash equivalents, end of period                                         $    37,101         $   74,819
                                                                              ==================  ==================
Supplemental schedule of noncash investing and financing activities -
Purchase of property and equipment under capital lease obligations               $     8,134        $    17,393
                                                                              ==================  ==================
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